Exhibit 10.3

AGREEMENT

This Agreement (the “Agreement”) is dated as of March 16, 2016, by and among Real Estate Strategies L.P., a Bermuda Limited Partnership (“RES), IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (“IRSA”), and Condor Hospitality Trust, Inc., a corporation (the “Company” and, together with the RES and IRSA, the “Parties” and any of them individually, a “Party”).

WHEREAS, the Company is planning the sale of shares of a new series of preferred stock, the 6.25% Series D Convertible Cumulative Preferred Stock (the “Series D Preferred Stock”), in a $30 million private offering (the “Private Offering”);

WHEREAS, the Company is planning to redeem for cash all shares of its Series A preferred stock and Series B preferred stock and pay the accrued unpaid dividends thereon with proceeds from the Private Offering (the “Redemption”);

WHEREAS, pursuant to the terms of the 6.25% Series C convertible preferred stock (the “Series C Preferred Stock”), the consents of RES and IRSA are required for the Company to issue the Series D Preferred Stock in the Private Offering and conduct the Redemption;

WHEREAS, the conditions to completion of the Private Offering will include exchange of all of the Series C Preferred Stock for Series D Preferred Stock;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Consent to Exchange Offer and Redemption.

RES and IRSA hereby consent to the issuance of the Series D Preferred Stock by the Company pursuant to the Private Offering and to the Redemption.

2. Exchange and Redemption.

(a) Exchange. RES and IRSA agree, effective immediately prior to completion of the Private Offering, that they shall cause all of the shares of the Series C Preferred Stock to be exchanged for Series D Preferred Stock (the “Exchange”).

(i) Exchange Ratio. Each share of Series C Preferred Stock shall be exchanged for one share of Series D Preferred Stock. The Parties acknowledge that nothing herein adjusts the exercise price of the warrants currently held by RES.

(ii) Dividends. The Parties agree that in lieu of payment of dividends on the Series C Preferred Stock that are accrued and unpaid at the time of the Exchange, the Company shall at the time of the Exchange, (A) pay to RES an amount of cash equal to $1,484,211 and (B) issue to RES shares of Series D Preferred Stock and a promissory note to acquire Series D Preferred Stock in the amount of the accrued and unpaid dividends, valuing the Series D Preferred Stock at $10.00 per share, as follows:

(1) up to a number of Series D Preferred Stock such that RES and IRSA and their affiliates do not beneficially own in excess of 49% of the voting stock of the Company, and

(2) promissory note in the form approved by the Parties, convertible into a number of shares of Series D Preferred Stock that would have otherwise been issued on account of the remaining accrued and unpaid dividends but for the foregoing 49% limitation.”

(iii) Exemption. RES shall provide to the Company a certificate dated as of the closing date of the Exchange containing the representations and covenants from RES to permit, pursuant to Section (A)(7) of Article IX of the Articles of Incorporation of the Company, the Company’s Board of Directors to exempt RES and its affiliates from the Ownership Limit (as defined therein),

(b) Redemption. The Company will promptly send notice following the closing of the Private Offering to the holders of the Series A preferred stock and the Series B preferred stock that all of the shares will be mandatorily redeemed (including payment of accrued and unpaid dividends) in the Redemption in 30 days pursuant to the terms of such preferred stock, and the Company will set aside funds from the Private Offering in escrow to fund the Redemption.

3. Committee Assignments. As long as RES has the right to under the Director Designation Agreement dated February 2, 2012 to have appointed an “Investor Designee” (as that term is defined therein) to the Nominating Committee of the Company board of directors, then RES shall have the right to have appointed one Investor Designee to all current and future committees of the Company board of directors (provided the Investor Designee meets the independence requirements if so required under Nasdaq rules);

4. Investor Rights and Conversion Agreement. Section 3(a) of the Investor Rights and Conversion Agreement dated as February 1, 2012, by and between the Parties is hereby amended to change the dates of January 31, 2015 and January 31, 2018 there in to March 1, 2019 and March 1, 2022, respectively.

5. Registration Rights Agreement. The Registration Rights Agreement by and between the Parties is hereby amended as follows:

(a) Registration Expenses. Section 3.2 of the Registration Rights Agreement is amended to add the following sentence at the end: “In addition the Company shall bear the reasonable fees and disbursements of one counsel for Selling Holders up to a maximum amount $25,000 if the registration is pursuant to Section 2.2 Piggyback Rights and up to a maximum amount of $50,000 is the registration is pursuant to Section 2.1 Shelf Registration.

(b) Piggyback Cutback. The first sentence of Section 2.2(b) of the Registration Rights Agreement is hereby deleted. In addition, Section 2.2(b)(i) of the Registration Rights Agreement is deleted in its entirety and replaced with the following: “(i) First, for Holders and requesting holders under the Investor Rights Agreement (the “StepStone Investor Rights Agreement”) to be entered into between the Company, an affiliate of StepStone Group Real Estate LP (“StepStone”) and StepStone, for such Holders and requesting holders electing to participate in such Underwritten Offering, such number of Registrable Shares and registrable securities under the StepStone Investor Rights Agreement equal to twenty-five (25%) of the number of Common Stock able to be sold as determined by the managing underwriter, determined pro rata in accordance with the number of Registrable Shares held by such Holder and registrable securities held by such requesting holders”.

(c) Registration Suspension. Notwithstanding Section 2.1(d) of the Registration Rights Agreement, the suspension rights for the Company with respect to any registration statement or prospectus pursuant to the Registration Rights Agreement, such suspension rights may not be used more frequently or for greater periods than those set forth in Section 3(i) of the StepStone Investor Rights Agreement.

(d) Market Standoff. The 60 day period set forth in Section 5.3 of the Registration Rights Agreement is increased to 180 days for effective dates of registrations or offerings occurring on or before July 31, 2017.

6. Miscellaneous.

(a) Amendment. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

(b) Waivers. The conditions to each party’s obligations in the Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

(c) Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(d) Governing Law and Forum. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(e) Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to the Investor, shall be delivered to Real Estate Strategies L.P. Clarendon House 2, Church Street, Hamilton HM CX, Bermuda, c/o IRSA Inversiones y Representaciones Sociedad Anónima, Bolívar 108 (C1066AAB), Buenos Aires, Argentina, fax no. +54 (11) 4323-7449, Attention: Eduardo S. Elsztain, with copies to and Zang, Bergel & Vines Abogados, Florida 537, 18th Floor, (C1005AAK), Buenos Aires, Argentina, fax no. +54 (11) 5166-7070, Attention: Pablo Vergara del Carril; or if sent to the Company or the Operating Partnership, shall be delivered to Condor Hospitality Trust, Inc., 1800 West Pasewalk Avenue, Suite 200, Norfolk, Nebraska 68701, fax no. (402) 371-4229 Attention: Chief Executive Officer, with a copy to McGrath North Mullin & Kratz, PC LLO, Suite 3700 First National Tower, 1601 Dodge Street, Omaha, Nebraska 68102, fax no. (402) 952-1802, Attention: Guy Lawson. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

(f) Captions. The section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

(g) No Third Party Beneficiaries. Except for Stepstone Group Real Estate LP and its affiliates in their capacity as investors in the Private Offering, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies.

(h) Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

(i) Successors, Assigns and Transferees. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, legatees, successors, and assigns and any other transferee.

(j) Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect.

(k) Expenses; Attorney’s Fees. Each party will be solely responsible for its fees and expenses in connection with this Agreement, including the fees and expenses of their respective attorneys, accountants, investment bankers and consultants. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorney’s fees and expenses in addition to any other available remedy.

(l) Authority. Each Party represents that (i) it has full entity power and authority to enter into this Agreement, (ii) the Agreement has been duly authorized, validly executed and delivered, and (iii) the Agreement constitutes the legal, valid, and binding agreement of the Party, enforceable in accordance with its terms.

(m) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

(n) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement, which may be executed in counterparts, all of which shall be considered one and the same, to be executed and delivered as of the date first above written.

REAL ESTATE STRATEGIES L.P.

By:	JIWIN S.A. General Partner

	By:	/s/ Jose Luis Rinaldini
Jose Luis Rinaldini, Attorney

By:	/s/ Ezepuiel Sawicke
Ezepuiel Sawicke

IRSA Inversiones y Representaciones Sociedad Anónima

By:	/s/ Gastón Lernoud
Gastón Lernoud

By:	/s/ Ezepuiel Sawicke
Ezepuiel Sawicke

CONDOR HOSPITALITY TRUST, INC.

By:	/s/ J. William Blackham
	Name:	J. William Blackham
	Title:	President and Chief Executive Officer

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